Exhibit 99.1

General Moly Announces Further Cash Conservation Efforts While Retaining the Flexibility to Start Production at Mt. Hope 20 Months After Full Project Funding is Secured

LAKEWOOD, Colo.--(BUSINESS WIRE)--March 26, 2009--General Moly (AMEX:GMO) (TSX:GMO) announced plans to further conserve cash while retaining the ability to start construction at the Company's 80% owned Mt. Hope project pending improvements in the molybdenum and capital markets.

Bruce D. Hansen, Chief Executive Officer, said, "Given continued uncertainty in the project finance market, current low moly prices, and a longer than expected timeframe to receive the ultimate permits to begin construction at the Mt. Hope project, the Company and our partner, POS-Minerals, have announced prudent steps to reduce planned expenditures for 2009 and 2010 in order to maximize financial flexibility and preserve maximum shareholder value. With a current cash balance of approximately $80 million or $1.11 per outstanding share, we have the capacity to continue aggressive permitting efforts, maintain efforts to secure full project financing, and secure the most critical long lead capital items for the ultimate construction of the Mt. Hope project.

"We continue to believe that the Mt. Hope project is the best moly asset currently under development and continue to be bullish toward the longer-term fundamentals of the moly market. However, given the lack of improvement in the moly and financing markets, we will position General Moly to maximize re-start capability based on maintaining our world-class assets, people and partners while minimizing ongoing expenses. Once full financing is structured, it is expected that Mt. Hope can be constructed and in production within 20 months. Our permitting efforts will continue full-time and the Company will maintain its orders for grinding, milling, and other specialty long-lead equipment, although other engineering, administrative and third-party work will be slowed.

"We will continue work with Credit Suisse and Barclays to seek ultimate project financing. Additionally, we will continue evaluating all sources of potential interim capital, including equity partners at the asset level and vendor financing with a focus on minimizing dilution, long term cost and risk to shareholders. Given our strong off-take agreements and other preparatory work completed, we believe the Company is well positioned to execute a project finance facility once the moly price and credit conditions improve."

CASH CONSERVATION INITIATIVES

The Company anticipates an unaudited cash balance of approximately $80 million at the end of the first quarter. With its cash conservation efforts, total cash utilization other than key equipment purchases is anticipated to decline to approximately $1 million per month. Current cash on hand could last the Company through 2010.

Engineering efforts, currently approximately 57% complete, will be effectively paused. Once a path toward ultimate funding becomes available, engineering work and equipment procurement will be re-started.

Equipment orders for the Company's custom-built grinding and other process equipment are anticipated to be maintained pending on-going negotiations with vendors related to construction and delivery timelines. The grinding and process equipment require the longest lead times and maintaining these orders is critical to the Company's ability to re-start rapidly. Total remaining payments for these capital items is approximately $50 million, with the vast majority to be spent in 2010.

Other equipment orders for non-custom items will be suspended or canceled. The lead times and costs associated with many of these items have significantly declined in recent months. Once total financing is secured, the Company anticipates placing orders for this equipment again. The Company will continue to evaluate all options to decrease Mt. Hope's initial capital requirement and facilitate a more timely re-start of the project development.

Cash conservation efforts will also impact General Moly employees and contractor support. The Company has initiated plans to reduce administrative expenses by $5 million per year through a combination of compensation restructuring and position eliminations.

PERMITTING UPDATE

Following recent discussions with the Bureau of Land Management (BLM) related to the Company's hydrologic studies of both pit lake geochemistry and regional hydrology, the Company determined that additional analysis and data acquisition will be conducted to improve the technical adequacy of the studies. Although this further work does not indicate a concern related to ultimate permit receipt, the Company now expects to receive its Record of Decision (ROD) approximately mid-year 2010. State-issued permits related to Air Quality, Tailings Dam Safety, and Water Pollution Control continue to be anticipated to be received well before the federal permit (ROD) is received.

POSCO JOINT VENTURE UPDATE

Under the terms of the Mt. Hope Joint Venture agreement, POS-Minerals is required to make an additional capital contribution to the Joint Venture following receipt of the Record of Decision (ROD). With permit receipt now anticipated to occur after December 31, 2009, POS-Minerals will have the right to either retain its 20% interest and contribute $56 million plus its 20% share of all Joint Venture costs incurred after the date of the Joint Venture, or to reduce its interest to 13% and contribute its 13% share of all Joint Venture costs incurred after the date of the Joint Venture.

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE AMEX (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company's ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-K, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly, Inc.
Seth Foreman, 303-928-8591 (Investors)
sforeman@generalmoly.com
Greg McClain, 303-928-8601 (Business Development)
gmcclain@generalmoly.com
http://www.generalmoly.com
info@generalmoly.com